EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Verizon Savings and Security Plan for New York and New England Associates, the Verizon Savings and Security Plan for West Region Hourly Employees and the Verizon Savings Plan for Management Employees (collectively, the Plans) of Verizon Communications Inc. (Verizon) of our reports dated June 28, 2007, with respect to the financial statements of the Plans incorporated by reference in the Annual Reports of the Plans (Forms 11-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Mitchell & Titus, LLP

Mitchell & Titus, LLP

New York, New York

April 29, 2008